Exhibit 99.1

Press Release

Avatar Continues to Gain Traction in the Marketplace, Signing Eight New Contracts in the Third Quarter of 2004 Wednesday December 22, 9:00 am ET

DALLAS, Dec. 22, 2004 (PRIMEZONE) -- Avatar Systems, Inc. (OTC BB:AVSY.OB ) announced today that the company signed eight additional oil and gas companies during the third quarter of 2004. In addition, four existing customers upgraded their systems, purchasing Petroware 2000 modules. Avatar's products offer oil and gas companies advanced solutions for accounting/financial management, production and land management, oil and gas marketing, and electronic data exchange on both a licensed and ASP basis.

"Avatar is continuing to gain traction in the marketplace as software sales climb," said Chuck Shreve, President of Avatar Systems. "Strong oil prices are providing incentive for oil and gas companies to invest in better technology to improve productivity and streamline efficiencies. An increasing number of customers are turning to our 32-bit Windows products for the features and functionality to meet business needs. Much of our new business is a result of customer referrals, indicating high customer satisfaction."

One existing Avatar client purchased the Petroware 2000 Land Module in Q3 of 2004, while three oil and gas companies added the Petroware 2000 Check Solution Module to their integrated suite of products. "Avatar has developed a number of Petroware 2000 modules, fulfilling oil and gas company departmental needs in an integrated software environment," said Shreve.

According to Shreve, sales to both new and existing customers are consistent with projections and expectations for the rest of the year remain strong.

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware products, Avatar400 IBM AS400 product, and subscribers utilizing its ASP services for both the Avatar400 and Petroware2000 ASP products.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.


Contact:

Investor Relations:
Jack Eversull
The Eversull Group
jack@theeversullgroup.com
972-991-1672

Source: Avatar Systems, Inc.